Function(x) to Present at the 9th Annual LD Micro Main Event
LOS ANGELES, CA / ACCESSWIRE / December 5, 2016 / Function(x) Inc. (FNCX), announced today that it will be presenting at the 9th annual LD Micro Main Event on Wednesday, December 7 at 1:00 PM PST / 4:00 PM EST at the Luxe Sunset Boulevard Hotel in Los Angeles, CA. COO and President, Birame Sock and Director of Financial Planning and Analysis, Michael Seeley of Function(x) will be presenting, as well as meeting with investors.

The LD Micro Main Event is the largest independent conference for small/microcap companies and will feature 240 presenting names.

View Function(x)’s profile here: http://www. ldmicro.com/profile/FNCX

News Compliments of Accesswire

About Function(x) Inc.
Function(x) operates Wetpaint.com and Rant. Wetpaint is the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture. Rant is a leading digital publisher with original content in multiple different verticals, most notably in sports, entertainment, and pets. Function(x) Inc. is also the largest shareholder of DraftDay Gaming Group, which is well-positioned to become a significant participant in the expanding fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams. Function(x) Inc. also owns Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.functionxinc. com

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. What started out as a newsletter highlighting unique companies has transformed into an event platform hosting several influential conferences annually (Invitational, Summit, and Main Event).

In 2015, LDM launched the first pure microcap index (the LDMi) to exclusively provide intraday information on the entire sector. LD will continue to provide valuable tools for the benefit of everyone in the small and microcap universe.

For those interested in attending, please contact David Scher at david@ldmicro .com or visit www.ldmicro.com/ events for more information.

Contact:
Function(x) Inc.

Michael Seeley, 212-231-0092
Director, Financial Planning & Analysis
mseeley@functionxinc.com
or
Media Relations:
IRTH Communications
Robert Haag, 866-976-4784
Managing Partner

Source: Function(x) Inc. via LD Micro